Form 12b-25 Official Text

Form12b-25.T.FacingSheet.

[17 CFR 249.322]

FORM 12b-25. NOTIFICATION OF LATE FILING

FACING SHEET

                  U.S. SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                                FORM 12b-25


                               (Check One):

[] Form 10-K and Form 10-KSB [x] Form 20-F [] Form 11-K [] Form 10-Q and Form 10-QSB [] Form N-SAR

     For Period Ended: APRIL 30, 1998 (10 MONTH YEAR END)
     [] Transition Report on Form 10-K
     [] Transition Report on Form 20-F
     [] Transition Report on Form 11-K
     [] Transition Report on Form 10-Q
     [] Transition Report on Form N-SAR
     For the Transition Period Ended: .............................

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              READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.
                           PLEASE PRINT OR TYPE.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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Part I - Registrant Information

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Full Name of Registrant    NATIONAL HEALTHCARE MANUFACTURING CORPORATION

Former Name if Applicable

251 SAULTEAUX CRESCENT
Address of Principal Executive Office (Street and Number)

WINNIPEG, MANITOBA, CANADA, R3J 3C7
  City, State and Zip Code

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Part II - Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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Part III -- Narrative

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The 20-F could not be filed within the prescribed period (by Monday, November 2, 1998) as the consolidated financial statements were not finalized. A thorough review of the 20-F by management and the independent accountants could not begin until the audited financial statements were finalized. A new Chief Financial Officer of the Company was appointed during the prescribed period and time was needed for this person to become familiar with the Company's business and the events of the fiscal period ended April 30, 1998. Considerable effort has been expended by all parties involved to finalize the financial statements and 20-F within the prescribed period. Considerable effort will continue to be expended so that the 20-F is filed within the 15 day extension period.

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Part IV -- Other Information

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(1)  Name and telephone number of person to contact in regard to this notification

     BRYAN R. ALLISON          204-885-5555, EXT. 297
     (Name)               (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                 [X]Yes  []No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                 [X]Yes  []No

If so, attach an explanation of the anticipated change, both narratively, and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

A reasonable estimate can not be made until the financial statements are nearer completion.

     NATIONAL HEALTHCARE MANUFACTURING CORPORATION
     (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

     Date November 2, 1998  By: BRYAN R. ALLISON, CHIEF FINANCIAL OFFIC ER